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                                                                   EXHIBIT 10.36

                                  [ZILA LETTERHEAD]

                                   ZILA, INC.


                                  May 24, 1996


CONFIDENTIAL

Mr. Curtis M. Rocca III
President
BioDental Technologies Corporation
11291 Sunrise Drive
Rancho Cordova, California 95742

        RE: PROPOSED ACQUISITION OF BIODENTAL TECHNOLOGIES CORPORATION ("BDTC") BY ZILA, INC. ("ZILA")

Dear Curt:

        This letter sets forth a proposal with respect to the principal terms for the acquisition of all of the outstanding stock of BDTC by Zila (the "Transaction"). If accepted by you, this letter will evidence the mutual intention of BDTC and Zila to proceed diligently and in good faith to attempt to negotiate the terms and conditions of a definitive written agreement regarding the Transaction. Except for Sections 6 through 14 hereof, this letter shall not constitute an agreement or binding obligation with respect to the subject matter hereof, but shall only express the intent of the parties with respect thereto. Any such agreement or binding obligation shall be evidenced solely by a definitive agreement between BDTC and Zila (the "Agreement").

        Subject to the foregoing, we propose the following:

        1. The Transaction. Zila will acquire all of the outstanding stock of BDTC (the "BDTC Stock"). Zila will issue 0.825 shares of Zila common stock (the "Zila Stock") for each share of BDTC stock; provided that if the average closing bid prices of the Zila Stock as reported by the NASDAQ Small Cap Market during the ten trading days ending on the trading day that is five trading days prior to the closing date (the "Calculation Period") is less than $6.00, Zila
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Mr. Curtis M. Rocca III
May 24, 1996
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shall pay for each share of BDTC Stock no less than $4.95 ($6.00 x 0.825) in equivalent value of Zila Stock; provided further that if the average of the closing bid prices of the Zila Stock as reported by the NASDAQ Small Cap Market during the Calculation Period is greater than $7.75, Zila shall pay for each share of BDTC Stock no more than $6.39 ($7.75 x 0.825) in equivalent value of Zila Stock; provided however, that in no event will Zila issue less than 0.75 shares of Zila Stock for each share of BDTC Stock. On the closing date of the Transaction there will be no more than 6,428,000 shares of BDTC Stock issued and outstanding, plus any shares issued upon exercise of presently outstanding options and warrants, and no more than 1,311,308 shares of BDTC Stock issuable pursuant to options and warrants, less any shares issued upon exercise of presently outstanding options and warrants. All shares of Zila Stock issued to the holders of BDTC Stock will be registered with the Securities and Exchange Commission ("SEC"), and at the closing date, such shares will not constitute "restricted securities" under applicable federal and state securities laws.

        2. Board Representation. On the closing date of the Transaction, at least two persons nominated by BDTC will be appointed to serve on Zila's Board of Directors.

        3. Options. As of the date of this letter, BDTC has outstanding employee stock options to purchase 861,308 shares of BDTC Stock. In the Transaction, provision will be made to exchange each such option to purchase a share of BDTC Stock for an option to purchase one share of registered Zila
Stock on the same terms as such BDTC option so long as the holder of the Zila option remains employed by Zila for one year following the closing date of the Transaction. If the holder of the Zila option terminates his or her employment with Zila within one year of the closing date of the Transaction, then each such Zila option shall be exercisable in accordance with its terms for 0.825 shares of Zila Stock. As of the date of this letter, BDTC also has outstanding warrants to purchase 450,000 shares of BDTC Stock. In the Transaction, provision will be made to exchange each such warrant for a warrant to purchase that number of shares of Zila Stock which the holder of such warrant would have received in the Transaction if such holder had exercised the warrant and acquire BDTC Stock prior to the Transaction.

        4. Employment Arrangements/Employees. On the closing date of the Transaction, Zila will enter into employment arrangements with each of Curt Rocca, Terry Bane and Tim Purdy on mutually acceptable terms and conditions. All BDTC employees who are employed by Zila on the closing date of the Transaction shall, for purposes of participating in Zila's employee stock option plans, receive credit for each month of service to BDTC. Zila's executive officers prior to the closing date of the Transaction will continue in their respective positions after the closing date.

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Mr. Curtis M. Rocca III
May 24, 1996
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        5.      Payoff of BDTC's Debt.  BDTC has entered into a letter of
intent to sell its economic interest in royalties due from Denticator International, Inc., which, if consummated, will produce sale proceeds which will be sufficient and will be used to pay off all of BDTC's bank debt. If such letter of intent is abandoned or does not result in such sale prior to the closing of the Transaction, then, at the closing, Zila will pay off all of BDTC's bank debt and subordinated debt, which shall not exceed $3.5 million in the aggregate.

        6. Agreement. Commencing upon the execution hereof, and continuing until the Termination Date (as hereinafter defined), the parties will use their good faith efforts to attempt to negotiate the Agreement. The Agreement shall contain provisions consistent with the intentions of the parties set forth herein, together with customary covenants, conditions, representations and warranties for a transaction of this type, and such other terms and conditions as the parties shall determine to be mutually acceptable. In the event that, for any reason, the Agreement is not executed prior to the Termination Date, either party may terminate negotiations with respect to the Transaction without liability to the other.

        7. Term. This letter and the agreements of the parties hereto shall expire on July 1, 1996, or such later date as the parties may mutually agree (the "Termination Date").

        8. Due Diligence; Access to Books, Records and Personnel. The proposal set forth herein is subject to the satisfactory completion of your and our respective due diligence investigations. During the term hereof, Zila and its attorneys, accountants, consultants and representatives shall have access to the books and records of BDTC and such other information pertaining to the business and assets of BDTC as Zila shall reasonably request, and BDTC and its attorneys, accountants, consultants and representatives shall have access to the books and records of Zila and such other information pertaining to the business and assets of Zila as BDTC shall reasonably request. Each of BDTC and Zila shall provide the other with reasonable access to its officers and other personnel for the purpose of conducting due diligence.

        9. Conditions. The proposal contained herein is subject to (i) execution of mutually acceptable definitive agreements; (ii) receipt of required approvals of Zila's and BDTC's respective stockholders; (iii) compliance with all applicable securities laws and regulations; (iv) the ability of Zila to account for the Transaction under the "pooling-of-interests" method of accounting; and (v) if necessary, approval of the transaction by BDTC's lender.

        10. Confidentiality. During the course of negotiations and due diligence, BDTC and Zila each from time to time may provide the other with certain information regarding the business, operations and financial condition of the other. Other than as described in subparagraph

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Mr. Curtis M. Rocca III
May 24, 1996
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(b) below, any information delivered by one party to the other in accordance with this letter is referred to as the "Information." BDTC and Zila acknowledge and agree that any Information provided to the other is proprietary and highly confidential and that the unrestricted disclosure of any Information by one party would result in substantial damage to the other, which damage would be irreparable and extremely difficult to quantify. Accordingly, in consideration of the furnishing of such information by BDTC and Zila to each other, BDTC and Zila agree to maintain the confidentiality of any Information obtained from the other, on the following terms and conditions:

        (a) Each party hereto agrees that it will hold in strict confidence all Information obtained from the other party in connection with or during the course of any discussions or negotiations respecting the Transaction and will use such Information only for the purposes of the discussions or negotiations respecting the Transaction. Each party shall restrict access to the Information to those officers, directors, employees, agents and representatives whose duties require them to have access to the Information. Before disclosing any Information to any such person, each party shall require such person to be subject to the same restrictions and requirements respecting use, nondisclosure and confidentiality as contained herein.

        (b) It is understood and agreed that neither party has an obligation to maintain confidential any information that:

                  (i) Such party can establish to have been known to it at the time the information was disclosed;

                 (ii) Such party can establish to have been or become known to the general public, other than as a result of a violation of this letter or any other agreement with the other party; or

                (iii) Such party can establish to have become known to it from any independent third party who had the right to disclose such information.

        (c) Neither party nor any of its officers, directors, employees, agents or representatives shall use any of the Information, directly or indirectly, for competitive purposes or for any purpose other than in connection with discussions and negotiations respecting the Transaction.

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Mr. Curtis M. Rocca III
May 24, 1996
Page 5


        (d) Each party accepts full responsibility for any use or disclosure of any Information by it or any of its officers, directors, employees, agents or representatives in contravention of this letter.

        (d) Neither party nor any of its officers, directors, employees, agents or representatives may provide originals, copies or other reproductions of any of the Information to any third party without the prior written consent of the other party, except as required by law, legal process, rule, regulation or regulatory authority. Any consent given by the other party may be conditioned on the requirement that the party seeking consent obtain from the third party a written agreement providing for the third party to be subject to the same restrictions and requirements respecting use, nondisclosure and confidentiality as contained in this letter.

        (f) If either party or any of its officers, directors, employees, agents or representatives is requested in any judicial or administrative proceedings, or by any governmental or regulatory authority to disclose any Information provided hereunder, that party will give the other written notice of such request as promptly as practicable. If in the absence of a protective order, that party or any of its officers, directors, employees, agents or representatives are nonetheless compelled to disclose any Information, that party may make such disclosure without liability hereunder provided that party gives the other written notice of the Information to be disclosed as far in advance of its disclosure as is practicable and uses its reasonable good faith efforts to obtain reasonable assurance that confidential treatment will be accorded to such Information.

        (g) All Information will remain the property of the party providing such Information. All documents provided by one party to the other or any one or more of its officers, directors, employees, agents or representatives in connection with any discussions or negotiations respecting the Transaction and all copies or other reproductions of any and all of such documents, shall, at the request of the party providing such documents, on or after the Termination Date, be returned to such party, at the other party's cost and expense, and the other party and its officers, directors, employees, agents or representatives shall maintain strictly confidential all Information contained in the documents.

        (h)  Each party acknowledges and agrees that any violation of this
Section 9 would result in substantial and irreparable injury to the other party, and that the other party would not have an adequate remedy at law with respect to any such violation. Accordingly, each party agrees that, in the event of any actual or threatened violation hereof, the other party shall have the right and privilege to obtain, in addition to any other remedies that may be available, equitable

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Mr. Curtis M. Rocca III
May 24, 1996
Page 6


relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof.

        11. Expenses. Except as otherwise provided in the Agreement, each party shall bear its own expenses incurred in connection with the proposed transaction.

       12. Exclusivity. During the term hereof, BDTC and Zila each agree that they will not directly or indirectly solicit, entertain or encourage inquiries or proposals to enter into an agreement, or negotiate with any third party, to sell or enter into any merger or consolidation with respect to each of their respective businesses and/or assets; provided, however, that (a) BDTC shall be permitted to seek a buyer for its economic interest in royalties due from Denticator International, Inc.; and (b) nothing herein shall require BDTC to take any action or refrain from taking any action with respect to any unsolicited third party proposal if such action or inaction is likely to result in the breach of the fiduciary duties of BDTC's officers and/or directors, as determined in good faith by BDTC's legal counsel. Further, during the term hereof, Zila will not directly or indirectly solicit, entertain or encourage inquiries or proposals to enter into an agreement, or negotiate with any third party, with regard to the distribution of OraTest in the United States, other than as contemplated by the Transaction.

        13. Communications. Except to the extent required by law, neither BDTC nor Zila will make any public announcement or disclosure of the Transaction or the existence or terms of the proposal set forth in this letter without the prior approval of the other, which approval shall not be unreasonably withheld or delayed. The parties agree to cooperate with each other to make a joint release regarding the execution of this letter and the proposed forms of the Transaction as soon as practicable after its acceptance by BDTC.

        14.  General Provisions.

        (a) To the extent this letter constitutes a binding agreement between the parties, this letter shall be binding upon and inure to the benefit of their respective successors.

        (b) To the extent this letter constitutes a binding agreement between the parties, this letter is the sole agreement of the parties as to the subject matter hereof, and supersedes all prior agreements and understandings, written or oral, between the parties as to such subject matter.

        (c) either party may assign its rights or obligations under this letter without the prior written consent of the other party hereto.

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Mr. Curtis M. Rocca III
May 24, 1996
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        (d)   This letter may not be amended or supplemented except by written agreement of the parties hereto.

        If the foregoing is acceptable, please sign, date and return the enclosed copy of this letter.



                                        ZILA, INC.



                                        By: /s/ JOSEPH HINES
                                            -----------------------------
                                            Joseph Hines, President


ACCEPTED this 31st day of May   , 1996:
                              --

BIODENTAL TECHNOLOGIES CORPORATION


By: /s/ C.M. ROCCA III
    -------------------------------
    Name:  Curtis M. Rocca III
           ------------------------
    Title: President
           ------------------------